As filed with the Securities and Exchange Commission on January 16, 2009
Registration No. 333-127441

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-127441
UNDER THE SECURITIES ACT OF 1933

Genelabs Technologies, Inc.
(Exact Name of Registrant as specified in its charter)

California	94-3010150
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2001 Stock Option Plan
2001 Employee Stock Purchase Plan
(Full Title of the Plan)

William Mosher
President and Chief Executive Officer
Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES
     This Post-Effective Amendment relates to the following Registration Statement on Form S-8 of Genelabs Technologies, Inc. (the “Company”):
     File No. 333-127441, pertaining to the registration of 6,000,000 shares of common stock, no par value per share of the Company (“Common Stock”), filed with the Securities and Exchange Commission (the “SEC”) and effective on August 11, 2005 (the “Registration Statement”).
     On October 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with SmithKline Beecham Corporation (“SKB”) and Gemstone Acquisition Corporation (the “Purchaser”). The Agreement contemplated that the Company would merge with and into Purchaser, with the Company surviving as a wholly-owned subsidiary of SKB (the “Merger”). The Merger became effective on January 7, 2009 (the “Effective Date”) as a result of filing a Certificate of Ownership with the Secretary of State of the State of California.
     As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than the shares held in the treasury of the Company or owned by SKB or any wholly-owned subsidiary of SKB or the Company or held by stockholders who properly exercised dissenters’ appraisal rights under California law) converted into the right to receive $1.30 per share, without interest thereon and less an required withholding taxes.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 16, 2009.

Genelabs Technologies, Inc.
By:	/s/ William Mosher
	Name:	William Mosher
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ William Mosher William Mosher	President, Chief Executive Officer and Director	January 16, 2009

/s/ Audrey Klijian Audrey Klijian	Chief Financial Officer and Director	January 16, 2009